EXHIBIT 99.1

PRESS RELEASE

For more information, contact: Paul B. Toms Jr., Chairman and Chief Executive Officer,

Hooker Furniture Corporation-276.632.2133

Hooker Furniture Corporation Promotes Alan Cole, Mike Delgatti

Martinsville, Va.—August 22, 2011: The Board of Directors of Hooker Furniture (NASDAQ-GS: HOFT) has promoted Alan Cole to President of the Corporation. In a related move, Mike Delgatti has been promoted from Executive Vice President of Hooker Upholstery to President of Hooker Upholstery.

Cole has led Hooker’s Bradington-Young and Sam Moore upholstery operations since joining the company in 2007. “Alan has done a fantastic job of repositioning and strengthening our upholstery division while navigating through a severe economic downturn,” said Paul B. Toms Jr., chairman and chief executive officer of Hooker Furniture. “At this point, we believe the best way to fully utilize his talents and leadership ability is through an expanded role of leadership for the entire company, focusing on the sales and marketing area.”

Toms added that Cole “will help us take our marketing efforts to the next level as we continue to strive towards presenting all three companies more cohesively to the retailer and consumer.”

In moving from Executive Vice President to President of Hooker Upholstery, Delgatti’s role will expand from sales, merchandising and marketing to also include operations. “We’ve made tremendous strides under Mike’s leadership in our product, presentation and overall position in the marketplace during the last two years at Bradington-Young and Sam Moore,” said Cole. “Mike is highly experienced in what it takes to run a successful upholstery operation, and we are excited and confident that he will bring fresh strategic thinking to every aspect of our upholstery operations,” Cole added. Delgatti reports to Cole.

Prior to joining Hooker Upholstery, Delgatti served as president of Clayton Marcus and as executive vice president of merchandising for occasional and upholstery at Broyhill, and vice president of sales and marketing at Southern Furniture. Prior to joining Hooker Furniture, Cole served as president and/or chief executive officer of Berkline, Schnadig and Lifestyle Furnishings International, the former furniture division of Masco.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2010 shipments to U.S. retailers, Hooker Furniture Corporation is an 88-year old residential wood, metal and upholstered furniture resource.  Major wood furniture categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand.  Hooker’s residential upholstered seating companies include Hickory, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization.  Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.